EXHIBIT 99.1

Fortegra Financial Announces a New Senior Secured Credit Facility

(Jacksonville, FL) August 6, 2012 - Fortegra Financial Corporation (NYSE: FRF) today announced that it has entered into a new $125 million senior secured credit facility, which replaces the Company's existing $85M facility that was scheduled to expire in June 2013.  The new facility consists of a $75 million 5-year revolving credit facility and a $50 million five-year term loan, while also maintaining an accordion feature of $50 million.  Wells Fargo serves as Administrative Agent, Sole Bookrunner and Joint Lead Arranger with Synovus Bank acting as Joint Lead Arranger and Syndication Agent for the new credit facility.

Richard Kahlbaugh, Chairman and Chief Executive Officer, said, “Our new bank facility will provide Fortegra with enhanced financial flexibility while also reducing our interest expense.  I believe, with this facility, Fortegra is well positioned to support the growth of our insurance services businesses and take advantage of future growth opportunities.”

About Fortegra
Fortegra Financial Corporation is an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States. It sells services and products directly to businesses rather than directly to consumers. Fortegra's brands include: Life of the South, Consecta, Bliss & Glennon (B&G), eReinsure (eRe), Motor Clubs, Pacific Benefits Group (PBG), Universal Equipment Recovery Group (UERG), and South Bay Acceptance Corporation (SBAC).

Contacts:
Stephanie Gannon
904-352-2759
investor.relations@fortegra.com